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                                                                    Exhibit 4

                      ADVANCED PLANT PHARMACEUTICALS, INC.

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                  OF A SERIES OF PREFERRED STOCK BY RESOLUTION
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                   OF THE BOARD OF DIRECTORS PROVIDING FOR AN
                 ISSUE OF 5,000,000 SHARES OF SERIES A PREFERRED
                       STOCK, $.0001 PAR VALUE, DESIGNATED
                        AS THE "SERIES A PREFERRED STOCK"


     I, David Lieberman, President of Advanced Plant Pharmaceuticals, Inc., a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware ("DGCL"), do hereby make this Certificate of Designation under the corporate seal of the Corporation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

     NOW,  THEREFORE,  BE  IT  RESOLVED:

     1. Designation and Number of Shares. The designation of a series of Preferred Stock, par value $.0007 per share to be issued authorized by this resolution shall be the Series A Cumulative Convertible Preferred Stock (the
"Series A Preferred Stock"). The number of shares of Series A Preferred Stock authorized hereby shall be 5,000,000 shares and no more except as provided herein.

     2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) senior to any other series of Preferred Stock except as established by the Board of Directors, the terms of which shall specifically provide that such series shall rank prior to the Series A Preferred Stock (any such other securities are referred to herein collectively as the "Senior Securities"), (b) on a parity with any other series of Preferred Stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series A Preferred Stock (the Series A Preferred Stock and any such other securities are referred to herein collectively as the "Parity Securities"), and (c) prior to any other equity securities of the Corporation, including the Corporation's common stock, $.0001 par value per share (the "Common Stock") (the Common Stock and all of such equity securities of the Corporation to which the Series A Preferred Stock ranks prior are referred to herein collectively as the "Junior Securities").

     3. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:
     (a) Each share of Series A Preferred Stock shall have immediate voting rights equal to ONE SHARE OF SERIES A PREFERRED STOCK TO 150 shares of common stock. Such voting rights shall be in effect immediately following the issuance of the Series A Preferred Stock.
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     (b)     The  affirmative  vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to alter, amend or repeal any of the provisions of this Designation or take any other corporate action, which in any manner would alter, change or otherwise adversely affect in any way the powers, preferences or rights of the Series A Preferred Stock.

     (c) (i) The rights of holders of shares of Series A Preferred Stock to take any actions as provided in this Section 3 may be exercised, subject to the DGCL at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose as hereinafter provided or at any adjournment or postponement thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.
               So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the Corporation may call, and upon the written request of holders of record of 20% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. The Corporation shall use its best efforts to hold such meeting within twenty, but in any event not later than sixty, days after delivery of such request to the Secretary of the Corporation, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of shareholders.
          (ii) At each meeting of shareholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single series, to vote as provided in this Section 3 or to take any action, the presence in person or by proxy of the holders of record of one-half of the total number of shares of Series A Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment or postponement thereof:
               (A) the absence of a quorum of the holders of shares of Series A Preferred Stock shall not prevent the election of directors and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the taking of any action as provided in this Section 3; and
               (B) in the absence of a quorum of the holders of shares of Series A Preferred Stock, holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

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                    For  the  taking of any action as provided in this Section 3 by the holders of shares of Series A Preferred Stock each such holder shall have one vote for each share of Series A Preferred Stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

     (d) In exercising the voting rights set forth in this Section 3 each share of Series A Preferred Stock shall have one vote per share as it relates to the Series A Preferred Stock and 150 votes as it related to the common stock of the Corporation.

     4.     Amendment  of  Resolution.     The  Board  of  Directors  of  the
Corporation reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation of the Corporation, as amended.

     IN WITNESS WHEREOF, ADVANCED PLANT PHARMACEUTICALS, INC., has caused this certificate to be signed by its President and attested by its Secretary this 13th day of February, 2003.

Advanced  Plant  Pharmaceuticals,  Inc.


By:___________________________
     David  Lieberman,  President

ATTEST:

______________________________
David  Lieberman,  Secretary


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